Exhibit 107

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

10X CAPITAL VENTURE ACQUISITION CORP. III
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(*)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	New 10X III Common Stock (1) (2)(3)	457(f)(1)	13,194,283	$10.67	(4)	$140,782,999.61	(4)	0.00014760	$20,779.57	—	—	—	—
Fees to Be Paid	Equity	New 10X III Warrants(1)(2)(5)	457(g)	15,576,490	—	(6)	—	(6)	—	—	—	—	—	—
Fees to Be Paid	Equity	New 10X III Common Stock issuable upon exercise of New 10X III Warrants(2)(7)	—	15,576,490	$11.50	(8)	$179,129,635		0.00014760	$26,439.53	—	—	—	—
Fees to Be Paid	Equity	New 10X III Common Stock (2)(9)	457(f)(2)	11,326,774	—		$377.56	(10)	0.00014760	$0.06	—	—	—	—
Fees to Be Paid	Equity	New 10X III Common Stock issuable as Earnout Shares (2)(11)	457(f)(2)	29,556,650	—		$985.22	(10)	0.00014760	$0.15	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—		—	—	—	—	—	—
	Total Offering Amounts									$47,219.31
	Total Fees Previously Paid									$0.00
	Net Fee Due									$47,219.31

(1)	Prior to (but no later than the day preceding) the consummation of the Business Combination (as defined below) with American Gene Technologies International Inc., a Delaware corporation (“AGT”), 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X III”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which 10X III’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Addimmune Inc.” upon the consummation of the Business Combination. As used herein, “New 10X III” refers to 10X III after giving effect to the consummation of the Domestication and “Addimmune” refers to New 10X III after giving effect to the consummation of the Domestication and the Business Combination. In connection with the Domestication, at least one day prior to the Closing Date (as defined in the proxy statement/prospectus), each issued and outstanding Class A ordinary share, par value $0.0001 per share, of 10X III (the “Class A ordinary shares”) and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of 10X III (the “Class B ordinary shares”) will be converted into one share of common stock, par value $0.0001 per share, of New 10X III (the “New 10X III Common Stock”).

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The number of shares of New 10X III Common Stock being registered represents (i) the number of Class A ordinary shares, including the Class A ordinary shares that were included in the units issued in 10X III’s initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-253868) (the “IPO Registration Statement”) and offered by 10X III in the IPO (the “10X III public shares”) and after giving effect to the Extension Redemptions (as defined in the proxy statement/prospectus), (ii) the number of Class B ordinary shares that were initially issued in a private placement prior to the IPO to 10X Capital SPAC Sponsor III, LLC and remain outstanding, including 9,999,999 Class B ordinary shares that were converted to Class A ordinary shares on October 17, 2023, and (iii) the number of Class A ordinary shares underlying the private placement units purchased in a private placement that closed simultaneously with the IPO (the “10X III private placement shares”).

(4)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the Class A ordinary shares on the NYSE American LLC (“NYSE American”) on November 9, 2023 ($10.67 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(5)	The number of warrants being registered represents (i) the public warrants that were sold as part of the units in the IPO or acquired in the secondary market (the “10X III public warrants”), each whole 10X III public warrant representing the right to purchase one Class A ordinary share at an exercise price of $11.50 per share and (ii) the warrants underlying the private placement units that were purchased in a private placement that closed concurrently with the IPO (the “10X III private placement warrants” and, together with 10X III public warrants, the “10X III warrants”), each 10X III private placement warrant representing the right to purchase one Class A ordinary share at an exercise price of $11.50 per share. In connection with the Domestication, each issued and outstanding 10X III warrant will automatically represent the right to purchase one share of New 10X III Common Stock (the “New 10X III warrants”) at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated January 11, 2022, between 10X III and Continental Stock Transfer & Trust Company (the “10X III warrant agreement”).

(6)	No registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(7)	The number of shares of New 10X III Common Stock being registered represents shares of New 10X III Common Stock issuable upon the exercise of the New 10X III warrants.

(8)	Represents the exercise price of the New 10X III warrants.

(9)	The number of shares of New 10X III Common Stock being registered represents the number of shares to be issued in connection with the business combination described in the proxy statement/prospectus (the “Business Combination”), including shares of New 10 X III Common Stock to be issued at the Effective Time (as defined in the proxy statement/prospectus), excluding (i) certain shares subject to support agreements entered into by certain stockholders of AGT (as defined below) and (ii) the Earnout Shares (as defined below).

(10)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. AGT is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price for these securities is one-third of the aggregate par value per share ($0.0001) of the AGT securities expected to be exchanged in the Merger (as defined in the proxy statement/prospectus).

(11)	Represents the maximum number of earnout shares (the “Earnout Shares”) issuable to holders of common stock, par value $0.0001 per share, of AGT as described in the proxy statement/prospectus subsequent to the completion of the Business Combination if the applicable milestones described in the proxy statement/prospectus are achieved.